BRITISH COLUMBIA
ALBERTA
ONTARIO
QUEBEC

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Reporting Issuer

Aurora Cannabis Inc. (the "Company")
1500 – 1199 West Hastings Street
Vancouver, BC V6E 3T5
Telephone: (604) 362-5207

Item 2.	Date of Material Change

July 21, 2017

Item 3.	News Release

A news release issued on July 21, 2017 at Vancouver, British Columbia relating to the material change described herein was disseminated through Canada Newswire.

Item 4.	Summary of Material Change

Aurora Cannabis Inc. (the "Company" or "Aurora") Starts Trading on Toronto Stock Exchange (the "TSX"). Company Will Ring the Bell to Open the Market Monday July 24.

Full Description of Material Change

Aurora announced today that common shares of the Company will commence trading on TSX effective Monday July 24. Common shares will continue to trade under the symbol "ACB". In conjunction with listing on TSX, the common shares have been voluntarily delisted from TSX Venture Exchange, effective close of trading today, Friday, July 21, 2017. Aurora will “ring the bell” to open TSX on Monday July 24, 2017.

Item 5.	Full Description of Material Change

See attached press release.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

None

Item 8.	Senior Officers

The following senior officers of the Issuer are knowledgeable about the material change and may be contacted by the Commission at the address and telephone number:

Cam Battley, Senior Vice President
Phone: (905) 878-5525
Mobile: (905) 864-5525
Email: cam@auroramj.com

Nilda Rivera, Corporate Secretary
Mobile: (604) 362-5207
Email: nilda@auroramj.com

Terry Booth, Chief Executive Officer
Mobile: (780) 722 - 8889
Email: terry@auroramj.com

Item 9.	Date of Report

DATED July 21, 2017.

July 21, 2017	TSXV: ACB

Aurora Cannabis Starts Trading on Toronto Stock Exchange

Company Will Ring the Bell to Open the Market Monday July 24

VANCOUVER, July 21, 2017 - Aurora Cannabis Inc. (the "Company" or "Aurora") (TSXV: ACB) (OTCQX: ACBFF) (Frankfurt: 21P; WKN: A1C4WM) announced today that common shares of the Company will commence trading on Toronto Stock Exchange (the "TSX") effective Monday July 24. Common shares will continue to trade under the symbol "ACB". In conjunction with listing on TSX, the common shares have been voluntarily delisted from TSX Venture Exchange, effective close of trading today, Friday, July 21, 2017. Aurora will “ring the bell” to open TSX on Monday July 24, 2017.

"Aurora's graduation to TSX reflects the remarkable commercial and operational progress we have made since listing on TSX Venture Exchange late last year,” said Terry Booth, CEO. “We are achieving record yields at our Mountain View County production facility, progressing rapidly with the construction of our 100,000+ kg per annum Aurora Sky facility at Edmonton International Airport, and are executing consistently on our national and international expansion strategy. The acquisition of our third production facility, in Pointe-Claire, Québec will further support our domestic growth. Our acquisition of Pedanios, Germany’s largest medical cannabis distributor, and our strategic investment in Australia’s Cann Group, have established Aurora as a global leader in the cannabis sector. Aurora continues to drive innovation in the industry, as evidenced by our research collaboration with and investment in Radient Technologies, the launch and upgrades of our one-of-a-kind mobile application, and the expansion of our same-day and next-day delivery program. We expect that graduating to TSX will further increase our shareholder audience, and represents another important strategic step in enhancing shareholder value.”

About Aurora

Aurora’s wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is a licensed producer of medical cannabis pursuant to Health Canada’s Access to Cannabis for Medical Purposes Regulations (“ACMPR”). The Company operates a 55,200 square foot, state-of-the-art production facility in Mountain View County, Alberta, and is currently constructing a second 800,000 square foot production facility, known as “Aurora Sky”, at the Edmonton International Airport, and has acquired, and is undertaking completion of, a third 40,000 square foot production facility in Pointe-Claire, Quebec, on Montreal’s West Island. In addition, the company is the cornerstone investor with a 19.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis, as well as owns Pedanios, a leading wholesale importer, exporter, and distributor of medical cannabis in the European Union ("EU"), based in Germany. Aurora’s common shares now trade on TSX under the symbol “ACB”.

On behalf of the Board of Directors,
AURORA CANNABIS INC.
Terry Booth, CEO

This news release includes statements containing certain "forward-looking information" within the meaning of applicable securities law (“forward-looking statements”). Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. These statements are only predictions. Various assumptions were used in drawing the conclusions or making the projections contained in the forward- looking statements throughout this news release. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Neither TSX nor TSX Venture Exchange (nor its Regulation Services Provider as that term is defined in the policies of TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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Further information:

For Aurora Cannabis Inc.

Cam Battley	Marc Lakmaaker
Executive Vice President	NATIONAL Equicom
+1.905.864.5525	mlakmaaker@national.ca
cam@auroramj.com	+1.416.848.1397
www.auroramj.com